EXHIBIT 4.1

                                                        Effective August 1, 1997

                              RESEARCH INCORPORATED
                          EMPLOYEE STOCK PURCHASE PLAN

1. ESTABLISHMENT OF PLAN. RESEARCH INCORPORATED (hereinafter referred to as the "Company") proposes to grant to certain employees of the Company the opportunity to purchase common stock of the Company. Such common stock shall be purchased pursuant to the plan herein set forth which shall be known as the "RESEARCH INCORPORATED EMPLOYEE STOCK PURCHASE PLAN" (hereinafter referred to as the "Plan"). The Company intends that the Plan shall qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with the requirements of said Section 423 and the regulations thereunder.

         2. PURPOSE. The Plan is intended to encourage stock ownership by employees of the Company and any of its Subsidiaries to which the Company and such respective Subsidiaries by action of their Boards of Directors shall make this Plan applicable. The Plan is further intended as an incentive to them to remain in employment, improve operations, increase profits, and contribute more significantly to the Company's success, and to permit the Company to compete with other corporations offering similar plans in obtaining and retaining the services of competent employees.

         3. ADMINISTRATION.

                  (a) The Plan shall be administered by a stock purchase committee (hereinafter referred to as the "Committee"), consisting of two or more directors or employees of the Company, as designated by the Board of Directors of the Company (hereinafter referred to as the "Board of Directors"). The Board of Directors shall fill all vacancies in the Committee and may remove any member of the Committee at any time, with or without cause.

                  (b) Unless the Board of Directors limits the authority delegated to the Committee in its appointment, the Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan. For all purposes of this Plan other than this Paragraph 3(b), references to the Committee shall also refer to the Board of Directors.

                  (c) The Committee shall select its own chairman and hold its meetings at such times and places as it may determine. All determinations of the Committee shall be made by a majority of its members. Any decision which is made in writing and signed by a majority of the members of the Committee shall be effective as fully as though made by a majority vote at a meeting duly called and held.

                  (d) The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company, its employees and its shareholders and in accordance with the purposes of the Plan; provided, however, that the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Internal

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         Revenue Code, as amended. Such determinations shall be binding upon the
         Company and the participants in the Plan unless otherwise determined by the Board of Directors.

                  (e) The Company shall pay all expenses of administering the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Committee against any and all claims, loss, damages, expenses (including counsel fees approved by the Committee), and liability (including any amounts paid in settlement with the Committee's approval) arising from any loss or damage or depreciation which may result in connection with the execution of his or her duties or the exercise of his or her discretion, or from any other action or failure to act hereunder, except when the same is judicially determined to be due to gross negligence or willful misconduct of such member.

         4. DURATION AND PHASES OF THE PLAN.

                  (a) The Plan will commence on August 1, 1997 or such later date specified by the Committee, and will terminate February 1, 2003, except that any Phase commenced prior to such termination shall, if necessary, be allowed to continue beyond such termination until completion. Notwithstanding the foregoing, this Plan shall be considered of no force or effect and any options granted shall be considered null and void unless the holders of a majority of all of the issued and outstanding shares of the common stock of the Company approve the Plan within twelve (12) months after the date of its adoption by the Board of Directors.

                  (b) The Plan shall be carried out in one or more Phases, each Phase being for a period of six months, or such shorter or longer period of time (not to exceed 27 months) as may be determined by the Committee prior to the commencement of a Phase. No Phase shall run concurrently with any other Phase but a Phase may commence immediately after the termination of the preceding Phase. The existence and date of commencement of a Phase (the "Commencement Date") shall be determined by the Committee and shall terminate on a date (the "Termination Date") which is not more than 365 days from a Commencement Date, provided that the commencement of the first Phase shall be within six months before or twelve months after the date of approval of the Plan by the shareholders of the Company. In the event all of the stock reserved for grant of options hereunder is issued pursuant to the terms hereof prior to the commencement of one or more Phases scheduled by the Committee or the number of shares remaining is so small, in the opinion of the Committee, as to render administration of any succeeding Phase impracticable, such Phase or Phases shall be canceled. Phases shall be numbered successively as Phase 1, Phase 2, Phase 3, etc.

                  (c) The Board of Directors may elect to accelerate the Termination Date of any Phase effective on the date specified by the Board of Directors in the event of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock in the surviving corporation immediately after the merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company. Subject to any required action by the shareholders, if the Company shall be involved in any merger or consolidation, in which it is not the surviving corporation, and if the Board of Directors does not accelerate the Termination Date of the Phase, each outstanding option shall

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         pertain to and apply to the securities or other rights to which a holder of the number of shares subject to the option would have been entitled.

                  (d) A dissolution or liquidation of the Company shall cause each outstanding option to terminate, provided in such event that, immediately prior to such dissolution or liquidation, each Participant shall be repaid the payroll deductions credited to his account without interest.

         5. ELIGIBILITY. All Employees, as defined in Paragraph 18 hereof who have completed 1,000 or more hours of service for the Company prior to the Commencement Date of a Phase shall be eligible to participate in such Phase. Any Employee who is a member of the Board of Directors of the Company who satisfies the above requirements shall be eligible to participate in the Plan.

         6. PARTICIPATION. Participation in the Plan is voluntary. An eligible Employee may elect to participate in the Plan, and thereby become a "Participant" in the Plan, by completing the Enrollment Form provided by the Company and delivering it to the Company or its designated representative at least five days prior to an Enrollment Date and five days prior to the Commencement Date of that Phase. The Enrollment Date shall be established by the Committee, which shall be no less often than annual and shall coincide with one, but need not coincide with each, Commencement Date. Payroll deductions for a Participant shall commence on the first payday after the Commencement Date of the Phase and shall terminate on the last payday immediately prior to or coinciding with the Termination Date of that Phase unless sooner terminated by the Participant as provided in Paragraph 9 hereof. A Participant who ceases to be an eligible Employee, although still employed by the Company, thereupon shall be deemed to discontinue his or her participation in the Plan and shall have the rights provided in Section 9.

         7. PAYROLL DEDUCTIONS.

                  (a) Upon enrollment, a Participant shall elect to make contributions to the Plan by payroll deductions (in full dollar amounts and in amounts calculated to be as uniform as practicable throughout the period of the Phase), in the aggregate amount not in excess of 7% of such Participant's Pay (as determined in accordance with Paragraph 18 hereof) for the term of the Phase (or such larger (but not to exceed 10%) or smaller percentage as may be determined by the Committee prior to the commencement of a Phase). The minimum authorization shall be 2% of a Participant's Pay per pay period.

                  (b) In the event that the Participant's compensation for any pay period is terminated or reduced from the compensation rate for such a period as of the Commencement Date of the Phase for any reason so that the amount actually withheld on behalf of the Participant as of the Termination Date of the Phase is less than the amount anticipated to be withheld over the Phase as determined on the Commencement Date of the Phase, then the extent to which the Participant may exercise his option shall be based on the amount actually withheld on his behalf. In the event of a change in the pay period of any Participant, such as from bi-weekly to monthly, an appropriate adjustment shall be made to the deduction in each new pay period so as to ensure the deduction of the proper amount authorized by the Participant.

                  (c) A Participant may discontinue his participation in the Phase and terminate his payroll deduction authorized at such times as determined by the Committee and shall have the rights provided in
         Section 9. No change can be made during a Phase of the Plan which would either change the time or increase or decrease the rate of his payroll deductions.

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                  (d) All payroll deductions made for Participants shall be
         credited to their respective accounts under the Plan. A Participant may not make any separate cash payments into such account.

         8. OPTIONS.

                  (a) GRANT OF OPTION.

                           (i) A Participant who is employed by the Company as
                  of the Commencement Date of a Phase shall be granted an option as of such date to purchase a number of full and fractional shares of Company common stock to be determined by dividing the total amount to be credited to that Participant's account under Paragraph 7 hereof by the option price set forth in Paragraph 8(a)(ii)(A) hereof, subject to the limitations of Paragraph 10 hereof.

                           (ii) The option price for such shares of common stock
                  shall be the lower of:

                                    A. Eighty-five percent (85%) of the Fair
                           Market Value of such shares of common stock on the Commencement Date of the Phase; or

                                    B. Eighty-five percent (85%) of the Fair
                           Market Value of such shares of common stock on the Termination Date of the Phase.

                           (iii) Stock options granted pursuant to the Plan may
                  be evidenced by agreements in such form as the Committee shall approve, provided that all Employees shall have the same rights and privileges and provided further that such options shall comply with and be subject to the terms and conditions set forth herein. The Committee may conclude that agreements are not necessary.

                           (iv) Anything herein to the contrary notwithstanding,
                  no Employee shall be granted an option hereunder:

                                    A. Which permits his rights to purchase
                           stock under all employee stock purchase plans of the Company, its Subsidiaries or its parent, if any, to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time; or

                                    B. If immediately after the grant such
                           Employee would own and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent, if any, or of any subsidiary of the Company. For purposes of determining stock ownership under this Paragraph, the rules of Section 424(d) of the Internal Revenue Code, as amended, shall apply.

                           (v) The grant of an option pursuant to this Plan
                  shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to

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                  consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

                  (b) EXERCISE OF OPTION.

                           (i) Unless a Participant gives written notice to the
                  Company pursuant to Paragraph 9 prior to the Termination Date of a Phase, his option for the purchase of shares will be exercised automatically for him as of such Termination Date for the purchase of the number of full and fractional shares of Company common stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price, but in no event shall the number of full and fractional shares be greater than the number of full and fractional shares to which a Participant would have been eligible to purchase under Section 8(a)(i), and subject to the limitations set forth in Paragraph 10 hereof.

                           (ii) The Company shall, in addition, return to the
                  Participant a cash payment equal to the balance, if any, in his account which was not used for the purchase of common stock, without interest, as promptly as practicable after the Termination Date of any Phase.

                           (iii) The Committee may appoint a registered broker
                  dealer to act as agent for the Company in holding and performing ministerial duties in connection with the Plan, excluding, but not limited to, maintaining records of stock ownership by Participants and holding stock in its own name for the benefit of the Participants. No trust or escrow arrangement shall be express or implied by the exercise of such duties by the agent. A Participant may, at any time, request of the agent that any shares allocated to the Participant be registered in the name of the Participant or in joint tenancy with the Participant, in which event the agent shall issue a certificate for the whole number of shares in the name of the Participant (and his joint tenant, if any) and shall deliver to the Participant any cash for fractional shares, based on the then Fair Market Value of the shares on the date of issuance.

                  (c) DIVIDEND REINVESTMENT. Unless the Committee designates otherwise, and except as provided in this section, dividends on a Participant's shares will automatically be reinvested in additional shares of stock of the Company. If a Participant desires to receive dividends in the form of cash, he must request that a certificate for such shares be issued in the name of the Participant by filing an appropriate form with the Company. Any shares purchased through the reinvestment of dividends may be issued from the shares authorized under this Plan or purchased on the open market, as directed by the Committee. If the shares are purchased directly from the Company, the purchase price shall be the Fair Market Value of a share or the date such dividends are paid. Otherwise, the purchase price may be an average of shares purchased on the open market with the aggregate amount of dividends.

         9. WITHDRAWAL OR TERMINATION OF PARTICIPATION.

                  (a) A Participant may, at any time prior to the Termination Date of a Phase, withdraw all payroll deductions then credited to his account by giving written notice to the Company. Promptly upon receipt of such notice of withdrawal, all payroll deductions credited to the Participant's account will be paid to him without interest accrued thereon and no further

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         payroll deductions will be made during the Phase. In such event, the option granted the Participant under that Phase of the Plan shall lapse immediately. Partial withdrawals of payroll deductions hereunder may not be made.

                  (b) Notwithstanding the provisions of Section 8(a) above, if a Participant files reports pursuant to Section 16 of the Securities Exchange Act of 1934 (at the Commencement Date of a Phase or becomes obligated to file such reports during a Phase) then such a Participant shall not have the right to withdraw all or a portion of the accumulated payroll deductions except in accordance with Sections 8(c) and (d) below.

                  (c) In the event of the death of a Participant, the person or persons specified in Paragraph 14 may give notice to the Company within sixty (60) days of the death of the Participant electing to purchase the number of full shares which the accumulated payroll deductions in the account of such deceased Participant will purchase at the option price specified in Paragraph 8(a)(ii) and have the balance in the account distributed in cash without interest accrued thereon to the person or persons specified in Paragraph 14. If no such notice is received by the Company within said sixty (60) days, the accumulated payroll deductions will be distributed in full in cash without interest accrued thereon to the person or persons specified in Paragraph 14.

                  (d) Upon termination of Participant's employment for any reason other than death of the Participant, the payroll deductions credited to his account, without interest, shall be returned to him.

                  (e) The Committee shall be entitled to make such rules, regulations and determination as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine:

                           (i) whether or not any such leave of absence shall
                  constitute a termination of employment for purposes of the Plan; and

                           (ii) the impact, of any, of any such leave of absence
                  on options under the Plan theretofore granted to any Participant who takes such leave of absence.

                  (f) A Participant who discontinues his participation during a Phase shall not be permitted to recommence participation until the next Enrollment Date. A Participant's withdrawal will not have any effect upon his eligibility to participate in any succeeding Phase of the Plan that commences after the next Enrollment Date or in any similar plan which may hereafter be adopted by the Company.

         10. STOCK RESERVED FOR OPTIONS.

                  (a) The maximum number of shares of the Company's common stock to be issued upon the exercise of options to be granted under the Plan shall be One Hundred Thousand (100,000). Such shares may, at the election of the Board of Directors, be either treasury shares, shares authorized but not issued or shares acquired in the open market by the Company. Shares subject to the unexercised portion of any lapsed or expired option may again be subject to option under the Plan.

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                  (b) If the total number of shares of the Company common stock for which options are to be granted for a given Phase as specified in Paragraph 8 exceeds the number of shares then remaining available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding) and if the Committee does not elect to cancel such Phase pursuant to Paragraph 4, the Committee shall make a pro rata allocation of the shares remaining available in as uniform and equitable a manner as it shall consider practicable. In such event, the options to be granted and the payroll deductions to be made pursuant to the Plan which would otherwise be effected may, in the discretion of the Committee, be reduced accordingly. The Committee shall give written notice of such reduction to each Participant affected.

                  (c) The Participant (or a joint tenant named pursuant to Paragraph 10(d) hereof) shall have no rights as a shareholder with respect to any shares subject to the Participant's option until the date of the issuance of a stock certificate evidencing such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is actually issued, except as otherwise provided in Paragraph 12 hereof.

                  (d) The shares of the Company common stock to be delivered to a Participant pursuant to the exercise of an option under the Plan will be registered in the name of the Participant or, if the Participant so directs by written notice to the Committee prior to the Termination Date of that Phase of the Plan, in the names of the Participant and one other person the Participant may designate as his joint tenant with rights of survivorship, to the extent permitted by law.

         11. ACCOUNTING AND USE OF FUNDS. Payroll deductions for each Participant shall be credited to an account established for him under the Plan. Such account shall be solely for bookkeeping purposes and no separate fund or trust shall be established hereunder and the Company shall not be obligated to segregate such funds. All funds from payroll deductions received or held by the Company under the Plan may be used, without limitation, for any corporate purpose by the Company.

         12. ADJUSTMENT PROVISION.

                  (a) Subject to any required action by the shareholders of the Company, the number of shares covered by each outstanding option, and the price per share thereof in each such option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of the Company common stock resulting from a subdivision or consolidation of shares or the payment of a share dividend (but only on the shares) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

                  (b) In the event of a change in the shares of the Company as presently constituted, which is limited to a change of all its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the shares within the meaning of this Plan.

                  (c) To the extent that the foregoing adjustments relate to shares or securities of the Company, such adjustments shall be made by the Committee, and its determination in that respect shall be final, binding and conclusive, provided that each option granted pursuant to this Plan shall not be adjusted in a manner that causes the option to fail to continue to qualify as an

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         option issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code.

                  (d) Except as hereinbefore expressly provided in this Paragraph 12, the optionee shall have no right by reason of any subdivision or consolidation of shares of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of any class, or securities convertible into shares of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to the option.

         13. NON-TRANSFERABILITY OF OPTIONS.

                  (a) Options granted under any Phase of the Plan shall not be transferable except under the laws of descent and distribution and shall be exercisable only by the Participant during his lifetime and after his death only by his beneficiary of the representative of his estate as provided in Paragraph 9(b) hereof.

                  (b) Neither payroll deductions credited to a Participant's account, nor any rights with regard to the exercise of an option or to receive common stock under any Phase of the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempted assignment, transfer, pledge or other disposition shall be null and void and without effect, except that the Company may, at its option, treat such act as an election to withdraw funds in accordance with Paragraph 9.

         14. DESIGNATION OF BENEFICIARY. A Participant may file a written designation of a beneficiary who is to receive any cash to the Participant's credit without interest thereon under any Phase of the Plan in the event of such Participant's death prior to exercise of his option pursuant to Paragraph 9(b) hereof, or to exercise his option and become entitled to any stock and/or cash upon such exercise in the event of the Participant's death prior to exercise of the option pursuant to Paragraph 9(b) hereof. The beneficiary designation may be changed by the Participant at any time upon receipt of a written notice by the Company.

         Upon the death of a Participant and upon receipt by the Company of proof deemed adequate by it of the identity and existence at the Participant's death of a beneficiary validly designated under the Plan, the Company shall in the event of the Participant's death under the circumstances described in Paragraph 9(b) hereof, allow such beneficiary to exercise the Participant's option pursuant to Paragraph 9(b) if such beneficiary is living on the Termination Date of the Phase and deliver to such beneficiary the appropriate stock and/or cash after exercise of the option. In the event there is not validly designated beneficiary under the Plan who is living at the time of the Participant's death under the circumstances described in Paragraph 9(b) or in the event the option lapses, the Company shall deliver the cash credited to the account of the Participant without interest to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed to the knowledge of the Company, it may, in its discretion, deliver such cash to the spouse (or, if no surviving spouse, to any one or more children of the Participant), or if no spouse or child is known to the Company, then to such relatives of the Participant known to the Company as would be entitled to such amounts, under the laws of intestacy in the deceased Participant's domicile as though named as the designated beneficiary hereunder. The Company will not be responsible for or be required to give effect to the disposition of any cash or stock or the exercise of any option in accordance with any will or other testamentary

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disposition made by such Participant or in accordance with the provision of any law concerning intestacy, or otherwise. No designated beneficiary shall, prior to the death of a Participant by whom he has been designated, acquire any interest in any stock or in any option or in the cash credited to the Participant under any Phase of the Plan.

         15. AMENDMENT AND TERMINATION. The Plan may be terminated at any time by the Board of Directors provided that, except as permitted in Paragraph 4(c) with respect to an acceleration of the Termination Date of any Phase, no such termination will take effect with respect to any options then outstanding. Also, the Board may, from time to time, amend the Plan as it may deem proper and in the best interests of the Company or as may be necessary to comply with Section 423 of the Internal Revenue Code of 1986, as amended, or other applicable laws or regulations; provided, however, that no such amendment shall, without prior approval of the shareholders of the Company (1) increase the total number of shares for which options may be granted under the Plan (except as provided in Paragraph 12 herein), (2) permit aggregate payroll deductions in excess of ten percent (10%) of a Participant's compensation as of the Commencement Date of a Phase, or (3) impair any outstanding option.

         16. NOTICES. All notices or other communications in connection with the Plan or any Phase thereof shall be in the form specified by the Committee and shall be deemed to have been duly given when received by the Participant or his designated personal representative or beneficiary or by the Company or its designated representative, as the case may be.

         17. PARTICIPATION OF SUBSIDIARIES. The Employees of any Subsidiary of the Company shall be entitled to participate in the Plan on the same basis as Employees of the Company, unless the Board of Directors determines otherwise. Effective as of the date of coverage of any Subsidiary, any references herein to the "Company" shall be interpreted as referring to such Subsidiary as well as to RESEARCH INCORPORATED.

         In the event that any Subsidiary which is covered under the Plan ceases to be a Subsidiary of RESEARCH INCORPORATED, the employees of such Subsidiary shall be considered to have terminated their employment for purposes of Paragraph 9 hereof as of the date such Subsidiary ceases to be such a Subsidiary.

         18. DEFINITIONS.

                  (a) "Subsidiary" shall include any corporation defined as a subsidiary of the Company in Section 424(f) of the Internal Revenue Code of 1986, as amended.

                  (b) "Employee" shall mean any employee, including an officer, of the Company who as of the day immediately preceding the Commencement Date of a Phase is customarily employed by the Company for more than twenty (20) hours per week and more than five (5) months in a calendar year.

                  (c) "Fair Market Value" shall mean, if the common stock of the Company is registered, the Fair Market Value of the shares shall be the closing price of the stock on the applicable date or the nearest prior business day on which trading occurred on the NASDAQ National Market. If the common stock is not registered, the Fair Market Value of shares of common stock of the Company shall be determined by the Committee for each valuation date in a manner acceptable under Section 423 of the Internal Revenue Code of 1986.

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                  (d) "Pay" is, for a salaried employee, the regular pay for employment for each employee as annualized for a twelve (12) month period, including salary reduction contributions by the Participant under any plan of the Employer pursuant to Code ss.ss. 401(k) or 125, but exclusive of overtime, commissions, bonuses, disability payments, shift differentials, incentives and other similar payments, determined as of the Commencement Date of each Phase. Pay is, for an hourly employee, all pay or wages for employment paid to the employee, including salary reduction contributions by the Participant under any plan of the Employer pursuant to Code ss.ss. 401(k) or 125, and anticipated overtime, but excluding bonuses, incentives, special remuneration, or other similar payments, determined from time to time.

         19. MISCELLANEOUS.

                  (a) No Employment Rights. The Plan shall not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an Employee's employment at any time.

                  (b) Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Employee.

                  (c) Governing Law. The law of the State of Minnesota will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.

                  (d) Registration and Qualification of Shares. The offering of the shares hereunder shall be subject to the effecting by the Company of any registration or qualification of the shares under any federal or state law or the obtaining of the consent or approval of any governmental regulatory body which the Company shall determine, in its sole discretion, is necessary or desirable as a condition to or in connection with, the offering or the issue or purchase of the shares covered thereby. The Company shall make every reasonable effort to effect such registration or qualification or to obtain such consent or approval.

                  (e) Plan Preconditions. The Plan is expressly made subject to
         (i) the approval by shareholders of the Company, and (ii) at its election, the receipt by the Company from the Internal Revenue Service of a determination letter or ruling, in scope and content satisfactory to counsel, respecting the qualification of the Plan within the meaning of Section 423 of the Code. If the Plan is not so approved by the shareholders and if, at the election of the Company, the aforesaid determination letter or ruling from the Internal Revenue Service is not received on or before one year after this Plan's adoption by the Board of Directors, this Plan shall not come into effect. In such case, the accumulated payroll deductions credited to the account of each Participant shall forthwith be repaid to him without interest.

Approved by Board of Directors:  May 1, 1997

Approved by Stockholders:_______________